Exhibit 10.3

August 15, 2017

Mr. E. J. Bird

15 Blazing Star Trail

Landrum, SC 29356

Dear E. J.:

Incentive/Retention Agreement

We consider your continued service and dedication to Sears Hometown and Outlet Stores, Inc. (the “Company” or “we”) as Senior Vice President and Chief Financial Officer to be important to our business. We are pleased to offer you a cash incentive/retention award as provided in this Incentive/Retention Agreement, to which we and you agree.

1. In recognition of your continued, uninterrupted service with the Company from the date of this Incentive/Retention Agreement, we offer you, and you accept, a cash incentive/retention award in the total amount of $400,000 less all applicable withholdings and deductions required by law (the “Incentive/Retention Award”). Subject to the next sentences of this paragraph and to the other paragraphs of this Incentive/Retention Agreement, the Incentive/Retention Award will vest in three installments. The first installment of the Incentive/Retention Award will be in the amount of $100,000 and vest and become payable to you in cash as soon as administratively possible following April 15, 2018 (the “2018 Installment”), the second installment of the Incentive/Retention Award will be in the amount of $125,000 and vest and become payable to you in cash as soon as administratively possible following April 15, 2019 (the “2019 Installment”), and the third installment of the Incentive/Retention Award will be in the amount of $175,000 and vest and become payable to you as soon as administratively possible following April 15, 2020 (the “2020 Installment,” and together with the 2018 Installment and the 2019 Installment the “Installments”). If an Event Vesting Date occurs, each of the Installments that is unpaid as of the Event Vesting Date will become immediately payable to you in cash as soon as administratively possible following the Event Vesting Date. “Event Vesting Date” means the earlier of the following dates: (a) the date on which the Company terminates your employment without Cause and (b) the date on which you terminate your employment with the Company for Good Reason. “Cause” and “Good Reason” are defined in the Executive Severance Agreement between the Company and you dated August 15, 2017 (the “Severance Agreement”)

2. Subject to the next sentences of this paragraph, you will receive the Installments in accordance with, and subject to, paragraph 1 if all of the following eligibility conditions are satisfied as of the payment dates specified in paragraph 1: (a) you have executed this Incentive/Retention Agreement and delivered it to the Company and (b) until April 15, 2018 with respect to the 2018 Installment, until April 15, 2019 with respect to the 2019 Installment, and until April 15, 2020 with respect to the 2020 Installment, you have continuously served as a full-time employee of the Company. If the Company makes any payment to you in accordance with its Annual Incentive Plan (“AIP”), then (y) for the Company’s 2017 fiscal year, the 2018 Installment will be reduced (but to not less than zero) by the amount of the 2017 AIP payment and (z) for the Company’s 2018 fiscal year, the 2019 Installment will be reduced (but to not less than zero) by the amount of the 2018 AIP payment. If the Company makes any payment to you in accordance with its 2017 LTIP approved by the Compensation Committee of SHO’s Board of Directors on January 30, 2017 (the “2017 LTIP”) (other than with respect to Stock Units), the 2020 Installment will be reduced (but to not less than zero) by the amount of the 2017 LTIP payment. If you die or experience a Disability (as defined in the Severance Agreement) before you have received all of the Installments, your estate or personal representative (if your death occurs) or you (if your Disability occurs) will receive an amount equal to the total dollar amount of the Installments that are unpaid as of the date of your death or Disability multiplied by a fraction the numerator of which is the number of months from and including June 2017 to and including the month in which your death or Disability occurs (but not more than 32 months) and the denominator of which is 32 months, and you will cease to be entitled to receive the unpaid Installments.

3. Your employment with the Company and its wholly owned subsidiaries remains at-will, meaning that you and the Company may terminate your employment at any time with or without Cause and with or without notice to you. Neither this Incentive/Retention Agreement nor the Incentive/Retention Award has any effect on the at-will nature of your employment.

4. This Incentive/Retention Agreement contains all of the agreements, understandings, and representations between the Company and you relating to the subject matter of this Incentive/Retention Agreement. This Incentive/Retention Agreement supersedes all prior and contemporaneous written and oral understandings, discussions, agreements, representations, and warranties with respect to the subject matter.

5. This Incentive/Retention Agreement may not be amended or modified except in writing signed by the Company and you. This Incentive/Retention Agreement, for all purposes, will be construed in accordance with the laws of Illinois without regard to conflicts-of-law principles.

6. This Incentive/Retention Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and will be construed and administered in accordance with Section 409A.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ PHILIP ETTER

Philip Etter
Vice President, Human Resources

Agreed to and accepted:

/s/ E. J. BIRD
E. J. Bird

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